August 7, 2012

Second Quarter 2012 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco's second quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Tuesday, August 7th, at 8:30 a.m. ET to discuss second quarter results as well as the business outlook and strategy to be followed by questions and answers. Participants may access it by dialing domestically 888.680.0860 or internationally 617.213.4852. The passcode is 46797556. Participants are advised to dial-in at least ten minutes prior to the call to register. Those who wish only to listen to the conference call webcast may do so by visiting the "Investor Relations" section of the Company's website at www.ameresco.com and following the instructions. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Pre-Registration for the call is also available at:
https://www.theconferencingservice.com/prereg/key.process?key= P4RG86BP7. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide faster access to the conference by bypassing the operator upon connection.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on March 15, 2012. In addition, the forward-looking statements included in these prepared remarks represent Ameresco's views as of the date of these prepared remarks. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
Ameresco delivered second quarter financial results in line with expectations. During the quarter, we continued to execute well on projects in construction and revenue from all other offerings increased by 56%. The investments we made to further strengthen our market position and service offerings during 2011 continued to contribute to pipeline activity. Awarded projects increased 40% to its highest level since year-end 2009 and total construction backlog of $1.3 billion reached record levels, a level not seen since the first quarter of 2009.

However, we are disappointed by the pace of converting awarded projects to signed contracts in the Canadian and the U.S. federal segments as well as the northeast and southeast regions, which is causing us to revise our revenue and net income guidance for 2012.

As a consequence, $95 million to $105 million of revenue that was previously expected to be recognized in the second half of 2012 is now expected to be recognized in 2013, additional detail for which is provided below.

The encouraging trends within total construction backlog and awarded projects as well as strength in our other offerings leads us to believe that once all of our segments and regions start converting backlog at normal rates, Ameresco will be well positioned for sustainable future growth.

Second Quarter Financial Performance
Total revenue for the second quarter of 2012 was $164.1 million, compared to $165.5 million for the same period in 2011, a decrease of 0.8% year-over-year. Operating income for the second quarter of 2012 was $8.3 million, compared to $13.4 million for the second quarter of 2011, a decrease of 38.2% year-over-year. Second quarter 2012 adjusted EBITDA, a non-GAAP financial measure, was $13.9 million, compared to $16.9 million for the same period in 2011, a decrease of 17.8% year-over-year. Net income for the second quarter of 2012 was $5.2 million, compared to $8.8 million for the same period of 2011, a decrease of 41.5% year-over-year. Second quarter 2012 net income per diluted share was $0.11, compared to $0.19 per diluted share for the same period of 2011.

For the six months ended June 30, 2012, we reported total revenue of $310.7 million, compared to $311.9 million for the same period in 2011, a decrease of 0.4% year-over-year. Operating income for the first six months of 2012 was $11.7 million, compared to $21.7 million for the first six months of 2011, a decrease of 46.1% year-over-year. Adjusted EBITDA for the first six months of 2012 was $23.1 million, compared to $28.8 million for the first six months of 2011, a decrease of 19.9% year-over-year. Net income for the first six months of 2012 was $6.7 million, compared to $14.1 million for the first six months of 2011, a decrease of 52.7% year-over-year. Net income per diluted share was $0.14 for the first six months of 2012, compared to $0.31 for the first six months of 2011.

Second quarter and year-to-date revenue was down less than 1% year-over-year, primarily reflecting the lagged effect of a market disruption in performance contracting last year that resulted in a lengthening of the average conversion times from awarded projects to signed contracts.

Revenue from energy efficiency decreased 3.2% year-over-year in the second quarter, and increased 1.4% year-to-date. Further declines in our Canada segment during the second quarter and a decline in our U.S. federal segment offset increases from the central U.S. region segment, organic and inorganic increases in the other U.S. regions segment and incremental revenue from Applied Energy Group (AEG) and Ameresco Intelligent Solutions (AIS).

Revenue from renewable energy increased 6.2% year-over-year in the second quarter, and decreased 5.4% year-to-date. Strong contributions during the second quarter came from renewable projects being developed for customers, operations & maintenance/other (O&M/Other) and integrated-PV, which offset a decline in installation activity driven primarily by the completion of the Savannah River project during the fourth quarter of 2011.

Gross margin during the second quarter of 2012 was 19.0%, compared to 19.4% in 2011. Year-to-date gross margin increased to 19.4%, compared to 19.3% last year.

Energy efficiency gross margin for the quarter improved from 17.4% in 2011 to 18.3% in 2012. The margin improvement was driven by new higher margin projects across a number of U.S. regions, project closeouts and contributions from our higher gross margin offerings, AEG and AIS.

Energy efficiency gross margin year-to-date was 19.6%, compared to 18.0%. The year-to-date improvement was driven by the reasons stated for the second quarter as well as an increase in project closeouts during the first quarter.

Renewable energy gross margin for the quarter decreased from 25.5% in 2011 to 20.8% in 2012. However, we have seen a sequential improvement in renewable energy gross margin from 16.5% in the first quarter of this year when we experienced downward margin pressure as we were still transitioning to the O&M phase at Savannah River. The sequential improvement was driven by O&M and integrated-PV.

Year-to-date renewable energy gross margin was 18.9%, compared to 22.9% a year ago for the reasons stated above regarding the second quarter.

Operating expenses in the second quarter increased from $18.8 million in 2011 to $22.9 million in 2012, an increase of 21.8%. Operating expenses were in line with our expectations for the quarter.

Salary and benefit expenses during the second quarter increased from $8.2 million in 2011 to $11.6 million in 2012, an increase of 41.6%. We implemented a number of strategic initiatives in 2011 to improve our competitive position, including adding key personnel, opening six new offices and completing three acquisitions. Utilization rates improved from first quarter of 2012 to second quarter of 2012.

Project development costs reflect our efforts to increase proposal activity and finalize awarded projects. Project development costs during the second quarter decreased from $5.3 million in 2011 to $3.8 million in 2012. The decrease reflects being able to capitalize costs as project assets.

General, administrative and other expenses for the quarter increased from $5.4 million in 2011 to $7.5 million in 2012, an increase of 39.9%. We have seen a significant increase in G&A expenses related to public company expenses, such as Sarbanes Oxley, auditing, compliance and insurance costs as well as acquisition-related expenses.

The second quarter effective tax rate was 28.2% in 2012, compared to 28.6% in 2011.

The principal difference between the statutory rate and the effective tax rate were the deductions permitted under Section 179(d) of the tax code, which relate to the installation of certain energy efficiency equipment in federal, state and local government-owned buildings, as well as production tax credits to which we are entitled from the sale of electricity generated by certain plants that we own.

We generated $6.3 million in operating cash flow during the second quarter of 2012, compared to $1.6 million in the same period in 2011. Second quarter operating cash flow benefited from strong collection activity. Year-to-date operating cash flow has improved from a $24 million use of cash in 2011 to positive operating cash flow of $39.5 million in 2012. We generated $33.2 million in positive operating cash flow during the first quarter of 2012, which benefitted from receipt of the remaining contract payment holdback amounts, or retainage, related to the Savannah River project in the amount of $20 million.

In the second quarter, we invested $9.7 million in renewable energy project assets.

We continued to strengthen our balance sheet. Cash used in financing activities totalled $4.9 million, which was used, in part, to pay subsidiary level project debt as well as corporate debt. Total corporate debt on our balance sheet, not related to projects, was $34.3 million as of June 30, 2012 for the term loan portion of our senior credit facility. The $60 million revolving portion of our senior credit facility had a zero balance outstanding at the end of the second quarter of 2012.

Further Second Quarter Insights and Outlook for 2012
Revenue from our other offerings, such as, small scale infrastructure, integrated-PV and O&M/

Other increased 56% year-over-year to $44.8 million.

Revenue from small scale infrastructure increased 9% in the second quarter of 2012. We expect to see continued improvement through the second half of the year as two new plants are placed into operation.

Revenue from integrated-PV increased by more than 12% in the second quarter of 2012 as demand for off-grid solutions in remote locations continued to grow. We continue to expect integrated-PV to grow more than 20% in 2012.

Revenue from our O&M/Other offerings increased more than 140% in the second quarter of 2012. The increase is related to federal O&M revenue, mainly Savannah River, and incremental revenue attributable to acquisitions made during the second half of 2011.

Our pipeline, which includes proposals, awarded projects and newly signed contracts, increased by 2.8% year-over-year to $2.5 billion at the end of the second quarter of 2012. Our total construction backlog as of June 30, 2012 increased 12.5% year-over-year to $1.3 billion, driven by a 40.4% increase in awarded projects. The book-to-bill ratio for the second quarter of 2012 was 1.14 and 1.36 year-to-date.

While we are happy with the continued improvement in backlog conversion rates in many regions, awarded projects are converting to signed contracts at a slower pace in the Canada and U.S. federal segments as well as the northeast and southeast regions. This will account for approximately $95 million to $105 million of revenue that was previously expected to be recognized in the second half of 2012 to be deferred to 2013.

Canada is experiencing continued delays in government sponsored programs that are unexpectedly on hold following last year's federal elections. We believe that these programs will begin to see movement towards the latter half of 2012. These delays account for approximately $40 million in revenue that would have been recognized in 2012 and is now expected to be recognized in 2013.

The U.S. federal segment continues its gradual improvement. Since the beginning of 2012, we have signed two new contracts for additional phases with existing customers and have received four new awarded projects, representing two existing customers and two new customers. Proposal volume is up 57% year-over-year. We are currently awaiting thirteen federal task orders that were expected to be signed in 2012. We now expect that eight of those task orders will move into construction during 2013. This accounts for approximately $30 million in revenue that is expected to be deferred from 2012 to 2013.

While many of the projects within the southeast and northeast regions continue to move ahead as scheduled, there are a handful in each region that have been delayed. For example, housing authority projects are now required to complete an extra step prior to final approval for financing. In addition, there are a few municipalities that are still experiencing budgetary issues and some that are adding extra diligence steps to their review processes prior to signing contracts. This accounts for approximately $25 million to $35 million in revenue that is now expected to be recognized in 2013.

As a consequence of the revenue being deferred from 2012 to 2013, Ameresco is revising its guidance for the fiscal year ending December 31, 2012. The Company now expects total revenue to be in the range of $695 million to $730 million; and net income in the range of $32 million to $35 million.

Closing Remarks
We are encouraged by the opportunities within energy efficiency. Energy efficiency is the most cost effective source of energy and the need for our customers to upgrade their energy efficiency infrastructure using budget-neutral solutions continues to drive demand. We believe that a large and growing market will continue to support our long-term goal of 15-20% revenue and earnings growth per year on average.

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended June 30,
	2,011	2,012
Operating income	$13,357,563	$8,258,624
Depreciation and amortization	2,849,934	4,769,256
Stock-based compensation	735,526	892,607
Adjusted EBITDA	$16,943,023	$13,920,487
Adjusted EBITDA margin	10.2%	8.5%

Explanation of Non-GAAP Financial Measures
Ameresco defines adjusted EBITDA as operating income before depreciation, amortization of intangible assets and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.

The Company believes adjusted EBITDA is useful to investors in evaluating its operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's adjusted EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.